Exhibit 99.9

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Live Nation, Inc. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of February 10, 2009, among the Company, Ticketmaster Entertainment, Inc. and, from and after its accession thereto, Merger Sub), and to the filing of this consent as an exhibit to this Registration Statement.

Date: June 15, 2009

By:	/s/ Barry Diller
Barry Diller